UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 22, 2009
THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio	44092-2298

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 943-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-1.1
EX-4.1
EX-4.2
EX-4.3
EX-25.1

Item 1.01 Entry into a Material Definitive Agreement.
     On January 22, 2009, The Lubrizol Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as representatives of the several underwriters named therein (the “Underwriters”), relating to the offering and sale by the Company of $500.0 million aggregate principal amount of its 8.875% Senior Notes due 2019 (the “Notes”). The Underwriting Agreement contains customary terms and conditions.
     The offering of the Notes closed on January 27, 2009. The net proceeds payable from the offering of the Notes, after deducting the underwriters’ discount and estimated offering expenses, were approximately $492.5 million, and we intend to use the net proceeds for the repayment in full at maturity of the approximately $381.8 million remaining aggregate principal amount of the Company’s 4.625% Senior Notes, due on October 1, 2009. We intend to add the remaining net proceeds from the sale of the Notes to the Company’s general corporate funds that may be used, including without limitation, to repay debt, finance acquisitions, fund share repurchases, finance capital expenditures and operating expenses and invest in any subsidiaries.
     The Notes have been registered under the Securities Act of 1933, as amended, as part of the Company’s Registration Statement on Form S-3ASR (File No. 333-154209) (the “Registration Statement”), as supplemented by the prospectus supplement dated January 22, 2009 (the “Prospectus Supplement”) relating to the Notes, filed with the Securities and Exchange Commission on October 14, 2008 and January 23, 2009, respectively. In connection with the offering of the Notes, certain of the exhibits filed herewith are incorporated by reference into the Registration Statement.
     The Notes are governed by an Indenture, dated as of January 27, 2009, between the Company and Wells Fargo Bank, National Association as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 27, 2009 between the Company and the Trustee (the “Indenture”). The Indenture provides for customary events of default and contains certain negative covenants that limit the ability of the Company and its subsidiaries to grant liens on assets, to incur indebtedness and to enter into sale-leaseback transactions.
     The Notes bear interest at a rate of 8.875% per year, and interest is payable on February 1 and August 1 of each year, beginning on August 1, 2009, to the holders of record at the close of business on the January 15 and July 15 prior to each interest payment date. The Notes will mature on February 1, 2019. The Company may redeem some or all of the Notes at any time at a redemption price that includes a make-whole premium, as described under the caption “Description of Notes – Optional Redemption” in the Prospectus Supplement. In the event of a “change in control triggering event,” as defined in the Indenture, the Company may be required to make an offer to repurchase for cash the Notes at a purchase price equal to 101% of the principal amount of Notes, plus accrued and unpaid interest, if any. The Notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. In addition, interest on the Notes is subject to adjustment from time to time if the credit rating assigned to the Notes is downgraded (or subsequently upgraded). The Notes will not be entitled to the benefit of a sinking fund.
     Certain of the Underwriters and their affiliates have performed and may, from time to time in the future, engage in transactions with and perform commercial and investment banking and advisory services for the Company and its subsidiaries, for which they have received or will receive customary fees and expenses.
     The foregoing descriptions of the Underwriting Agreement, the Indenture, the First Supplemental Indenture and the Notes are summaries and are qualified in their entirety by reference to such documents, which are attached hereto as Exhibits 1.1, 4.1, 4.2 and 4.3, respectively, and each of which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     (a) The information provided under Item 1.01 of this Form 8-K is incorporated into this Item 2.03(a) by reference.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits. The following exhibits are furnished herewith:

1.1	Underwriting Agreement, dated as of January 27, 2009, by and among The Lubrizol Corporation and Citigroup Global Markets, Inc., Deutsche Bank Securities Inc., and J.P. Morgan Securities Inc., as representatives of the several underwriters named therein.

4.1	Indenture, dated as of January 27, 2009, by and between The Lubrizol Corporation and Wells Fargo Bank, National Association, as trustee.

4.2	First Supplemental Indenture, dated as of January 27, 2009, by and between The Lubrizol Corporation and Wells Fargo Bank, National Association, as trustee.

4.3	Form of Note for 8.875% Senior Notes due 2019.

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION

Date: January 27, 2009
	By:	/s/ Leslie M. Reynolds
	Name:	Leslie M. Reynolds
	Title:	Corporate Secretary and Counsel

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